SCHEDULE 13D

DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT
7/7/05


1. NAME OF REPORTING PERSON
Phillip Goldstein, Andrew Dakos, Nadel and Gussman Funds LLC. and
James Chadwick.


2. CHECK THE BOX IF MEMBER OF A GROUP                  a[X]

                                                       b[]

3. SEC USE ONLY

4. SOURCE OF FUNDS
NA


5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) AND 2(e)                        []

6. CITIZENSHIP OR PLACE OF ORGANIZATION
NA


7. SOLE VOTING POWER

NA

8. SHARED VOTING POWER

NA

9. SOLE DISPOSITIVE POWER

NA

10. SHARED DISPOSITIVE POWER
NA

11. AGGREGATE AMOUNT OWNED BY EACH REPORTING PERSON

1,554,000


12. CHECK IF THE AGGREGATE AMOUNT EXCLUDES CERTAIN SHARES   []


13. PERCENT OF CLASS REPRESENTED BY ROW 11

15.37%

14. TYPE OF REPORTING PERSON

NA
________________________________________________________________

1. NAME OF REPORTING PERSON
Phillip Goldstein


2. CHECK THE BOX IF MEMBER OF A GROUP                  a[X]

                                                       b[]

3. SEC USE ONLY

4. SOURCE OF FUNDS
WC


5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) AND 2(e)                        []

6. CITIZENSHIP OR PLACE OF ORGANIZATION
USA


7. SOLE VOTING POWER

336,900

8. SHARED VOTING POWER

25,000

9. SOLE DISPOSITIVE POWER

839,500

10. SHARED DISPOSITIVE POWER
0

11. AGGREGATE AMOUNT OWNED BY EACH REPORTING PERSON

1,327,300

12. CHECK IF THE AGGREGATE AMOUNT EXCLUDES CERTAIN SHARES   []

13. PERCENT OF CLASS REPRESENTED BY ROW 11

13.13%

14. TYPE OF REPORTING PERSON

IA
________________________________________________________________

1. NAME OF REPORTING PERSON
Andrew Dakos


2. CHECK THE BOX IF MEMBER OF A GROUP                  a[X]

                                                       b[]

3. SEC USE ONLY

4. SOURCE OF FUNDS
WC


5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) AND 2(e)                        []

6. CITIZENSHIP OR PLACE OF ORGANIZATION
USA

7. SOLE VOTING POWER

191,900

8. SHARED VOTING POWER

0

9. SOLE DISPOSITIVE POWER

191,900

10. SHARED DISPOSITIVE POWER
0

11. AGGREGATE AMOUNT OWNED BY EACH REPORTING PERSON

191,900

12. CHECK IF THE AGGREGATE AMOUNT EXCLUDES CERTAIN SHARES   []


13. PERCENT OF CLASS REPRESENTED BY ROW 11

1.9%

14. TYPE OF REPORTING PERSON

IA
________________________________________________________________


1. NAME OF REPORTING PERSON
Nadel and Gussman Combined Funds LLC

2. CHECK THE BOX IF MEMBER OF A GROUP                  a[X]
                                                    b[]
3. SEC USE ONLY

4. SOURCE OF FUNDS
WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) AND 2(e)                        []

6. CITIZENSHIP OR PLACE OF ORGANIZATION
Oklahoma

7. SOLE VOTING POWER

34,800

8. SHARED VOTING POWER

0

9. SOLE DISPOSITIVE POWER

0

10. SHARED DISPOSITIVE POWER
0

11. AGGREGATE AMOUNT OWNED BY EACH REPORTING PERSON

34,800

12. CHECK IF THE AGGREGATE AMOUNT EXCLUDES CERTAIN SHARES   []


13. PERCENT OF CLASS REPRESENTED BY ROW 11

..34%

14. TYPE OF REPORTING PERSON
OO
________________________________________________________________

1. NAME OF REPORTING PERSON
James Chadwick

2. CHECK THE BOX IF MEMBER OF A GROUP                  a[X]
                                                    b[]
3. SEC USE ONLY

4. SOURCE OF FUNDS
WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) AND 2(e)                        []

6. CITIZENSHIP OR PLACE OF ORGANIZATION
USA

7. SOLE VOTING POWER

487,800

8. SHARED VOTING POWER

0

9. SOLE DISPOSITIVE POWER

522,600

10. SHARED DISPOSITIVE POWER
0

11. AGGREGATE AMOUNT OWNED BY EACH REPORTING PERSON

487,800

12. CHECK IF THE AGGREGATE AMOUNT EXCLUDES CERTAIN SHARES   []


13. PERCENT OF CLASS REPRESENTED BY ROW 11

4.82%

14. TYPE OF REPORTING PERSON
IA




This statement constitutes amendment #2 to the Schedule 13d filed on April 13, 2005. Except as specifically set forth herein, the
Schedule 13d remains unmodified.


Item 4 is amended as follows:
ITEM 4. PURPOSE OF TRANSACTION
In view of the announcement by the issuer on May 4, 2005 that the Board of Directors unanimously authorized Brown Gibbons Lang &
Company ("BGL") to solicit potential offers to acquire the Company, the filing persons have discontinued their plan to call a special meeting of stockholders.



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 7/7/05

By: /s/ Phillip Goldstein
-------------------------
Name:   Phillip Goldstein

By: /S/ Andrew Dakos
----------------------
Name:     Andrew Dakos



 NADEL AND GUSSMAN COMBINED FUNDS LLC
 By:   /s/ Stephen Heyman
 -------------------------------------
 Stephen Heyman, Managing Member


By:   /s/ James M. Chadwick
-------------------------------------
James M. Chadwick